UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2008

TEKNOWLEDGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14793	94-2760916
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2595 E. Bayshore Road, Palo Alto, California 94303

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 424-0500

ITEM 8.01. OTHER EVENTS

The following announcement of unaudited financial results for the quarter ending March 31, 2008 was released on May 29, 2008:

TEKNOWLEDGE REPORTS 2008 FIRST QUARTER RESULTS

PALO ALTO, Calif.—May 29, 2008—Teknowledge Corporation (Stock Symbol: TEKC.PK), a leading provider of software and services to transform business data into value, reports its unaudited financial results for the quarter ending March 31, 2008. The Company reports a net loss of ($87,000), or ($0.02) per diluted share, compared to net income of $462,000 or $0.08 per diluted share, in the first quarter of 2007. Operating income for the period ending March 31, 2007 includes a $1,050,000 gain on the sale of the TekPortal asset that was sold to Intuit in 2005.  This gain represents the amount released from escrow in February 2007.  Excluding this gain, there would have been an operating loss of ($662,000), or ($0.12) per diluted share, for the period ending March 31, 2007.

Revenue for the first quarter of 2008 was $612,000, compared to $302,000 in the comparable quarter of 2007. Commercial revenues were $51,000 in the first quarter versus $151,000 in 2007, a decrease of 66%. Revenue from contract R&D customers in the first quarter of 2008 was $561,000 versus $151,000 in the comparable quarter in 2007, an increase of 272%. This difference is due primarily to revenue on new contracts that were awarded in the last half of 2007. The Company continues to compete for and attempt to negotiate new R&D contracts.

Cost of revenues for the first quarter of 2008 was $317,000 versus $198,000 in the same period in 2007, due primarily to the increased activity in contract R&D.  Operating expenses during the first three months of 2008 were $377,000.  Excluding the gain the Company recognized in 2007 from the 2005 sale of TekPortal, the Company’s operating expenses were $766,000.  The Company reduced its first quarter operating expenses by 51% from 2007 to 2008.

Cash flow from operations for the three months ending March 31, 2008 was $42,000 versus ($426,000) in the prior period, an improvement of $468,000.

About Teknowledge

Teknowledge Corporation (Stock Symbol: TEKC.PK) provides advanced software and services to transform business data into value. Teknowledge sells the ActionWeb™ sense and respond system to protect industrial infrastructure. The Company has extensive integration services experience, and is a contractor for R&D in Internet security, distributed systems, and knowledge processing. Founded in 1981, Teknowledge holds an intellectual property portfolio that includes three current software patents.

More information about Teknowledge may be found at www.teknowledge.com.

NOTE: This 8-K report contains unaudited financial results that are subject to review and revision. This report may also contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, expectations regarding the future demand for the company’s products and service,, as well as overall demand, market acceptance, and anticipated revenue and profitability from both current and planned products and services, including contract R&D, commercial products or services, and litigation and license opportunities related to the company’s IP. All forward-looking statements involve risk and uncertainties as outlined in detail in the Company’s prior reports filed with the Securities and Exchange Commission. Actual results could differ materially from those set forth in any forward-looking statements contained herein. Teknowledge continues to have cash shortages and there is uncertainty about its ability to survive. See the “Going Concern” statement in the 2006 10-K report.

TEKNOWLEDGE CORPORATION
Condensed Consolidated Balance Sheets

	(unaudited)
	March 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$ 84,466	$ 386
Receivables and unbilled charges	986,851	1,143,878
Other assets	49,477	75,500
Equipment and improvements, net	10,323	11,582
Total assets	$ 1,131,117	$ 1,231,346

Liabilities and stockholders' equity
Accounts payable	$ 149,089	$ 276,343
Accrued payroll & related liabilities	315,240	254,825
Current portion of note payable	420,500	378,500
Other accrued liabilities	2,266,961	2,258,286
Stockholders' equity	(2,020,673)	(1,936,608)
Total liabilities and stockholders' equity	$ 1,131,117	$ 1,231,346

TEKNOWLEDGE CORPORATION
Unaudited Condensed Consolidated Income Statements

	(unaudited)
	Three Months Ended March 31,
	2008	2007
Revenues	$ 611,906	$ 302,452
Costs and expenses	694,036	(86,017)

Operating income (loss)	(82,130)	388,469
Nonoperating income (loss)	(5,171)	73,994

Income (loss) before tax	(87,301)	462,463
Provision for income tax	-	-
Net income (loss)	$ (87,301)	$ 462,463

Diluted net income (loss) per share	$ (0.02)	$ 0.08

Shares used in computing diluted net income (loss) per share	5,735,754	5,739,240

Notes
[1] Operating income and costs and expenses for the period ending March 31, 2007 includes a $1,050,000 gain on the sale of the TekPortal asset that was sold to Intuit in 2005.  This gain represents the amount released from escrow in February 2007.  Excluding this gain, there would have been costs and expenses of $963,983 and an operating loss of $661,531 for the period ending March 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teknowledge Corporation
(Registrant)

Date: May 29, 2008	by: /s/ Michael D. Kaplan
Michael D. Kaplan, Vice President & Chief Financial Officer